EXHIBIT 2.2

                                                           EXECUTION COPY

                 FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


        THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT is made as of the 29th day of March, 1999, by and among ORC ACQUISITION CORP., a Delaware corporation ("U.S. PURCHASER"), 3026186 Nova Scotia Company, a Nova Scotia company ("CANADIAN PURCHASER", and collectively with U.S. Purchaser, the "PURCHASERS"), Ameritech Corporation, a Delaware corporation ("PURCHASERS' PARENT"), Anixter Inc., a Delaware corporation ("U.S. SELLER"), Anixter Canada Inc., a Canadian corporation ("CANADIAN SELLER", and collectively with U.S. Seller, the "SELLERS"), and Anixter International Inc., a Delaware corporation ("SELLERS' PARENT").

                                  RECITALS

        WHEREAS, Purchasers, Purchasers' Parent, Sellers and Sellers' Parent have entered into an Asset Purchase Agreement, dated as of February 22, 1999 (the "ASSET PURCHASE AGREEMENT"); and

        WHEREAS, Purchasers, Purchasers' Parent, Sellers and Sellers' Parent wish (i) to amend the Asset Purchase Agreement as specified and agreed below and (ii) to waive certain conditions precedent as specified and agreed below to the obligations of Purchasers to close the transactions contemplated by the Asset Purchase Agreement.

        NOW THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements herein contained, the parties hereby agree as follows:

   XV   SECTION 3.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

        3.1 PAYMENT OF PURCHASE PRICE. On the Closing Date, in consideration for the sale of the Purchased Assets by each Seller, Purchasers shall (a) assume the Assumed Obligations as provided in
   SECTION 2.4 and (b) pay an aggregate purchase price (as it may be adjusted pursuant to SECTION 3.2, the "PURCHASE PRICE") of One Hundred Ninety Five Million Dollars ($195,000,000) as follows: (i) U.S. Purchaser shall pay to U.S. Seller One Hundred Eighty Million Three Hundred Seventy Five Thousand Dollars ($180,375,000), less (1) the Holdback Amount and less or plus (2) the net amount of prorations owing to or payable by U.S. Purchaser pursuant to SECTION 3.3 (to the extent ascertainable on or prior to the Closing Date), payable to U.S. Seller by electronic transfer to such account or accounts as U.S. Seller shall specify to U.S. Purchaser in writing prior to the Closing Date and (ii) Canadian Purchaser shall pay to Canadian Seller Fourteen Million Six Hundred Twenty Five Thousand Dollars ($14,625,000), less

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   or plus the net amount of prorations owing to or payable by Canadian
   Purchaser pursuant to SECTION 3.3 (to the extent ascertainable on or prior to the Closing Date), payable to Canadian Seller by electronic transfer to such account or accounts as Canadian Seller shall specify to Canadian Purchaser in writing prior to the Closing Date.

   XVI  Purchasers hereby (i) waive any right of Purchasers under
   SECTION 8.6 of the Asset Purchase Agreement not to consummate the transactions contemplated by the Asset Purchase Agreement as a result of facts or circumstances known to Purchasers prior to 5:00 p.m. Chicago time on March 24, 1999, (ii) waive any right of Purchasers under Section 8.10 of the Asset Purchase Agreement not to consummate the transactions contemplated by the Asset Purchase Agreement, and
   (iii) release and discharge all present and future claims or other actions for any and all Losses incurred or suffered by Purchasers relating to or arising out of or in connection with any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) the representation and warranty made by Sellers in SECTION 4.5(a) of the Asset Purchase Agreement as a result of facts or circumstances known by Purchasers prior to 5:00 p.m. Chicago time on March 24, 1999.

   3. Each party represents and warrants that (i) the execution and delivery of this First Amendment to Asset Purchase Agreement has been duly and validly authorized and approved by its Boards of Directors, (ii) no other proceedings (corporate or otherwise) on its part are necessary to authorize this First Amendment to Asset Purchase Agreement, and (iii) this First Amendment to Asset Purchase Agreement has been duly and validly executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms.

   4. Upon execution hereof, each reference in the Asset Purchase Agreement to "this Agreement," "hereby," "hereunder," "herein," "hereof" or words of like import referring to the Asset Purchase Agreement shall mean and refer to the Asset Purchase Agreement, as amended by this First Amendment to Asset Purchase Agreement.


   5. This First Amendment to Asset Purchase Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   6. The capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Asset Purchase Agreement.

   7. Except as expressly amended herein, the Asset Purchase Agreement remains in full force and effect.




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        IN WITNESS WHEREOF, the parties hereto have caused this First
   Amendment to Asset Purchase Agreement to be executed and delivered as of the date first above written.

                              ANIXTER INC.


                              By:      /s/ Dennis J. Letham

                              Name:      Dennis J. Letham

                              Title:   Executive Vice Presdient and Chief
                                   Financial Officer

                              ANIXTER CANADA INC.


                              By:       /s/ John A. Dul
                              Name:       John A. Dul
                              Title: Authorized Representative

                              ANIXTER INTERNATIONAL INC.


                              By:      /s/ Dennis J. Letham
                              Name:      Dennis J. Letham
                              Title: Executive Vice President and Chief
                                   Financial Officer

                              ORC ACQUISITION CORP.


                              By:   /s/ Deidra D. Gold
                                   Deidra D. Gold
                                           Secretary

                              3026186 NOVA SCOTIA COMPANY


                              By:   /s/ Deidra D. Gold
                                   Deidra D. Gold
                                           Secretary











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                              AMERITECH CORPORATION


                              By:   /s/ Deidra D. Gold
                                   Deidra D. Gold
                                           Secretary















































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